                                                                    Exhibit 11.1


The J.H. Heafner Company, Inc.
Computation of Earnings Per Share
(Unaudited)


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

                                              Six months ended                      Year ended December 31,
                                       -------------------------------      --------------------------------------
                                       June 30, 1998       June 30, 1997      1997           1996          1995

Average shares outstanding during
  the period                              3,992,262          5,781,652         4,736,501     6,826,976     6,826,976
Incremental shares under stock options
  and warrants computed under the
  treasury stock method using the
  average market price of
  issuer's stock during the period        1,228,236            301,688           663,144            --            --
                                        -----------        -----------         ----------    ---------     ---------
     Total shares for diluted EPS         5,220,498          6,083,640          5,399,645    6,826,976     6,826,976
                                        ===========        ===========         ==========    =========     =========

Income applicable to common
  shareholders:
  Loss from operations before
    extraordinary charge                 (1,276,135)
  Less: Preferred stock dividends          (140,000)
                                        ------------
                                        $(1,416,135)                --                 --            --            --
                                        ===========

Net (loss) income                        (3,474,407)           (66,535)           (13,599)      612,133      364,513
Less: Preferred stock dividends            (140,000)           (41,222)          (181,222)            -            -
                                        -----------          ---------          ---------       -------      -------
                                        $(3,614,407)        $ (107,757)        $ (194,821)     $612,133     $364,513
                                        ===========          =========         ==========      ========     ========

(Loss) income per basic common
  share:
  Loss from operations before
    extraordinary charge                $     (0.36)                --                  --            --          --
                                        ===========
  Net (loss) income                     $     (0.91)        $    (0.02)        $    (0.04)  $      0.09   $     0.05
                                        ===========          ==========        ===========  ===========   ==========

Income per diluted share
  Income (loss) from operations
    before extraordinary charge         $     (0.27)                --                 --            --           --
                                        ===========
  Net (loss) income                     $     (0.69)        $    (0.02)        $    (0.04)  $      0.09   $     0.05
                                        ===========          ==========        ===========  ===========   ==========

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